Exhibit 10.2

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (the “Agreement”) is entered into by Ellen Wolf (the “Executive”) and American Water Works Company, Inc. (“American Water” or the “Company”). As used herein any reference to the “Company” shall mean American Water Works Company, Inc., American Water Works Service Company, Inc., and all of their respective divisions, parents, subsidiaries, affiliates or related companies, their past, present and future officers, directors, shareholders, benefit plans, insurers, attorneys, legal representatives, employees and agents and all of their respective heirs, executors, administrators, successors and assigns, or any other persons and/or entities through which American Water has acted with respect to the Executive.

RECITALS

WHEREAS, the Executive is employed by the Company as Senior Vice President and Chief Financial Officer of American Water Works Company, Inc.;

WHEREAS, the Executive is a participant in the Company’s Long Term Incentive Plan (the “LTIP”);

WHEREAS, the Company wishes to permit the accelerated vesting of the Executive’s LTIP grants of stock options and performance stock units; and

WHEREAS, the parties intend that this Agreement shall terminate the letter agreement the Executive entered into with the Company on February 15, 2008 except for paragraphs 5 and 9 therein.

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.	Step Down and Transition.

a.	Step Down. The Executive shall step down from the office of Senior Vice President and Chief Financial Officer of the Company and any and all other offices the Executive may hold with any of the Company’s affiliates effective at the close of business on April 1, 2013 (the “Step Down Date”). The Executive shall sign letters of resignation where required to satisfy legal or governance requirements for such offices the Executive holds with the Company.

b.	Transition. The Executive will facilitate a transition from the opening of business on April 2, 2013 through the close of business on May 1, 2013 (the “Transition Period”).

i.	During the Transition Period, the Executive’s regular physical presence in the office during normal business hours will be expected unless Executive is granted permission from or is otherwise directed by the President and Chief Executive Officer or his designee.

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ii.	During the Transition Period, the Executive shall continue to perform all duties and responsibilities assigned to her and make reasonable good faith efforts to complete such tasks and assignments specified by the President and Chief Executive Officer or his designee.

iii.	During the Transition Period, the Executive shall be available to perform such duties as required to effect an orderly transition, including but not limited to transferring documents and contacts to, sharing knowledge of relationships and business strategies with, and assisting as needed the Executive’s named successor and the President and Chief Executive Officer or his designee.

iv.	During the Transition Period, the Executive shall be available to answer questions and provide assistance on matters for which the Executive has knowledge or relevant information.

v.	From the Step Down Date through the Transition Period, as described above, the Executive shall be considered a general executive employee of the Company and shall continue to receive the same compensation and benefits that the Executive received as with the Executive’s prior position.

vi.	At the conclusion of the Transition Period, payable pursuant to the Company’s normal payroll procedures, the Executive shall receive any unpaid salary for the Transition Period and shall, at the same time, be paid for the full value of any accrued vacation unused by the Executive as of the Retirement From Employment Date.

2.	Retirement From Employment Date. At the conclusion of the Transition Period, the Executive shall cease to be a general executive employee of the Company and the Executive’s employment shall terminate with the Company on that date (“Retirement From Employment Date”).

3.	Post-Employment Consult Period. For a period commencing at the conclusion of the Transition Period and the Executive’s Retirement from Employment Date and ending on the close of business on August 30, 2013 (the “Consult Period”), the Executive shall be reasonably available to answer questions and provide assistance on matters for which the Executive has knowledge or relevant information. Such reasonable assistance shall not be construed to require the Executive to provide more than de minimis services of up to one hundred (100) hours during the Consult Period without compensation.

a.	During the Consult Period, the Executive’s physical presence in the office will not be required unless mutually agreed to by the Executive, the President and Chief Executive Officer or his designee and/or the succeeding Senior Vice President & Chief Financial Officer (the “CFO”) or her designee.

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If the Company requests the Executive to perform any work or to be physically present in the office during the Consult Period, the Employer will compensate the Executive at the hourly rate of Three Hundred Sixty Nine Dollars and Twenty-One Cents (369.21), less all applicable federal, state and local taxes and deductions.

4.	Accelerated Vesting of LTIP Grants. In return for the execution and non-revocation of the Agreement and the full performance by the Executive of the Executive’s obligations hereunder, and provided that the Executive signs the release of claims herein and attached hereto at Exhibit A on or after the Retirement From Employment Date, but no later than twenty-one (21) days after the Retirement From Employment Date, the Company agrees to provide the Executive the following:

a.	With respect to the options granted to the Executive in 2011, these options shall be fully vested and must be exercised by the Executive within one (1) year of the Executive’s Retirement from Employment Date.

b.	With respect to the 2011 Performance Stock Units (“2011 Units”), these 2011 Units shall be fully vested. Performance Stock Units (“PSU”) will be granted according to the terms of the original PSU agreement.

c.	With respect to the options granted to the Executive in 2012, these options shall be fully vested and must be exercised by the Executive within one (1) year of the Executive’s Retirement from Employment Date.

d.	With respect to the 2012 Performance Stock Units (“2012 Units”), these 2012 Units shall be fully vested. Performance Stock Units will be granted according to the terms of the original PSU agreement.

5.	Prorated AIP Award. The Executive will be eligible to receive a prorated 2013 Annual Incentive Plan (AIP”) award if such an AIP award is paid out to eligible participants. The prorated amount for the AIP award shall be calculated from January 1, 2013 to April 30, 2013. The AIP award, if such an award is paid, shall be payable to the Executive in its entirety in a lump sum, less applicable withholdings, at the same time as other AIP awards are distributed to other executives of the Company.

6.	Other Benefits. Except as expressly provided herein, the Executive’s eligibility to participate in any of the Company’s employee benefits plans and programs shall cease on or after the Retirement from Employment Date in accordance with the terms of such benefits and programs. This provision does not apply to the Executive’s retirement pension benefit entitlements, Long Term Incentive Plan (“LTIP”) bonus award payouts for grant years 2011 and 2012 if such awards are paid out to other employees and executives, unexercised vested stock options for LTIP grant years 2011 and 2012, deferred wages and annual bonuses in the Nonqualified Savings and Deferred Compensation Plan, and stock and dividend equivalents deferred in accordance with the Omnibus Equity Compensation Plan.

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7.	General Release of Legal Claims; Agreement Not to Sue; Definition of “Released Parties”; Adequacy of Consideration; Cooperation; Claims with Government Agencies.

a.	General Release of Legal Claims. The Executive (on behalf of the Executive and the Executive’s heirs, successors, assigns and representatives) hereby agrees to unconditionally and irrevocably release and discharge, to the maximum extent permitted by law, the Company, its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns and their current and former employees, attorneys, officers, directors and agents (“Released Parties”) from any and all claims or causes of action, suits, and demands whatsoever in law or in equity, known or unknown, arising out of or in any way connected with, or relating to any event, matter or occurrence existing or occurring before the Executive signs this Agreement, including, but not limited to:

i.	any Claims relating to the Executive’s employment with or separation of employment from the Company;

ii.	any statutory, regulatory, common-law or other claims of any kind, including, but not limited to, breach of contract claims (whether written or oral, express or implied), tort claims, public policy claims; defamation claims, retaliation claims, wrongful discharge claims, claims for emotional distress or pain and suffering and claims of fraud or misrepresentation;

iii.	any claims for attorneys’ fees or costs;

iv.	any discrimination, retaliation or harassment claims including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Americans With Disabilities Act (“ADA”), as amended, the New Jersey Constitution, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, and any other claims protected by federal, state or local laws;

v.	any claims under any federal, state or local whistle-blower laws;

vi.	any claims regarding leaves of absence, including, but not limited to, claims under the Family and Medical Leave Act or any federal, state or local law or statute relating to leave;

vii.	any claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind, including, but not limited to, claims under any applicable federal, state or local laws;

viii.	any claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, and any applicable federal, state or local laws;

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ix.	any claims for health and welfare benefits including, but not limited to, life insurance, accidental death & disability insurance, sick leave or other employer provided plans or programs for group health insurance coverage (excluding claims for COBRA continuation coverage) after Retirement from Employment Date;

x.	any claims under any federal, state or local military leave laws, including the Uniformed Services Employment and Reemployment Rights Act;

xi.	any Claims under the Occupational Safety and Health Act;

xii.	any claims under the federal Worker Adjustment and Retraining Notification Act or state law equivalent statutes;

xiii.	any claims under the Fair Credit Reporting Act;

xiv.	any claims under the National Labor Relations Act;

xv.	any claims under the Sarbanes-Oxley Act; or

xvi.	any other claims relating to the Executive’s hire, employment, or separation thereof.

b.	Scope of General Release. The Executive hereby acknowledges and agrees that this general release includes all claims the Executive ever had, now has or which the Executive’s heirs, agents, executors or assigns, or any of them, hereafter can, shall or may have, for or by reason of any cause, matter or thing whatsoever arising at any time up to and including the date that the Executive signs this Agreement.

c.	Waiver of Claims under the Age Discrimination in Employment Act. The Executive acknowledges and agrees that the Executive is waiving any claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that:

i.	the Executive is receiving consideration which is in addition to anything of value to which the Executive otherwise would have been entitled; and

ii.	the Executive fully understands the terms of this Agreement and the Executive enters into it voluntarily without any coercion on the part of any person or entity; and

iii.	the Executive was given adequate time to consider all implications and to freely and fully consult with and seek the advice of whomever the Executive deemed appropriate and has done so; and

iv.	the Executive was advised in writing, by way of this Agreement, to consult an attorney before signing this Agreement; and

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v.	the Executive was advised that the Executive has twenty-one (21) calendar days from the date Executive receives this Agreement within which to consider this Agreement before signing it and, in the event that the Executive signs this Agreement and returns it back to the Company during this time period, said signing constitutes a knowing and voluntary waiver of this time period, and the Executive understands that any changes to this Agreement, whether material or not, does not restart the twenty-one (21) day period; and

vi.	the Executive has seven (7) calendar days after executing this Agreement within which to revoke this Agreement (the “Revocation Period”). If the seventh day is a weekend or national holiday, the Executive has until the next business day to revoke. If the Executive elects to revoke this Agreement, the Executive shall notify Suzann Boylan, Vice President Human Resources, or her successor, American Water Service Company, Inc., 1025 Laurel Oak Road, Voorhees, NJ 08043, in writing, of the Executive’s revocation. Any determination of whether the Executive’s revocation was timely shall be determined by the date of actual receipt by Ms. Boylan.

8.	Claims Not Released. Notwithstanding Section 7of this Agreement, it is understood and agreed that the Executive is not waiving claims filed under any state workers’ compensation or unemployment law or any claim not waiveable under law. Further, it is understood and agreed that the Executive is not prohibited from communicating with or participating in any administrative proceeding before the Equal Employment Opportunity Commission, United States Department of Labor, or other federal, state or local law agency. Should any entity, agency, commission, or person file a charge, action, complaint or lawsuit against the Releasees based upon any of the above-released claims in Section 7 of this Agreement, the Executive agrees not to seek or accept any resulting relief whatsoever.

9.	Affirmations of the Executive. The Executive affirms that the Executive is not a party to, and that the Executive has not filed or caused to be filed, any claim, complaint, or action against Releasees in any forum or form. The Executive further affirms that the Executive has reported all hours worked as of the date of this Agreement and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which the Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to the Executive, except as provided in this Agreement. The Executive furthermore affirms that, as of the date of this Agreement, the Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave the Executive under the federal Family and Medical Leave Act or any other applicable leave laws. The Executive further affirms the Executive has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity of Releasees.

10.	Indemnification. The Company agrees to hold harmless and indemnify the Executive, including reasonable attorney’s fees, costs and damages and other related litigation expenses, for any and all claims arising out of any lawsuits, charges of discrimination, or

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wage claims (the “Cases”) for which the Executive would be indemnified if an employee and/or executive of the Company. To the extent the Executive was a covered insured by any Company insurance policy, nothing herein negates such coverage or indemnity provided by such policy. The Company’s duty to indemnify and hold the Executive harmless shall not apply if the Executive willfully fails to cooperate in the investigation or defense of the Cases or any other proceedings in which the Executive has been identified as a material witness. Any reasonable expense incurred by the Executive while cooperating in the investigation, preparation, defense or prosecution of any employee relations complaint or issue, lawsuit, charge of discrimination, wage claim or any other judicial or investigative proceeding in which the Executive has been identified as a material witness or is deemed by the Company to have relevant knowledge shall be fully reimbursed to the Executive by the Company. To the extent that it is necessary for the Executive to retain counsel other than the Company’s counsel with respect to any matter, competent, independent counsel with expertise in the matter at issue counsel shall be selected by the Company subject to approval by the Executive, which approval shall not be withheld unreasonably.

11.	Future Cooperation. The Executive agrees to cooperate reasonably with the Company and all of its affiliates (including its outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which the Company believes the Executive may have knowledge or information based on her employment with the Company, including, but not limited to those Cases listed in Section 10. The Executive further agrees to be reasonably available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. Any reasonable expense incurred by the Executive in fulfillment of any obligations under this Section 11 at the request of the Company shall be fully reimbursed to the Executive by the Company except for twenty-four (24) hours of assistance to the Company’s counsel regarding those Cases listed in Section 10. The Executive agrees to preserve and not waive the Company’s attorney-client privilege. The Executive further agrees that the Executive shall not voluntarily and knowingly provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against any of the Releasees or that is undertaking any investigation or review of any of the Releasees’ activities or practices; provided, however, that the Executive may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC or any equivalent state or local fair employment practices agency. The Executive agrees to give prompt notice to the General Counsel of the Company if the Executive undertakes any such participation or assistance unless legally prohibited from doing so. If the Executive breaches this Section 11, the Executive understands and acknowledges that, among other remedies, the Company will be released from its obligations under Section 10 herein. This obligation to cooperate shall not be construed as to require any unreasonable time or effort, or time or effort which would significantly affect the Executive’s ability to fulfill the duties and obligations of her ongoing civic and professional commitments.

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12.	Confidentiality. The Executive shall, at all times from and after the date hereof, keep all Confidential Information (as defined below) secret and confidential and shall not, directly or indirectly, disclose or use any of the Confidential Information.

a.	Confidentiality. The Executive shall not at any time disclose the terms of this Agreement or the circumstances surrounding the Executive’s separation from American Water with any person or entity except that the Executive may disclose information about either subject matter with the Executive’s attorney, tax advisor or spouse provided that the Executive’s attorney, tax advisor or spouse/legal partner first agrees to maintain the confidentiality of any disclosed information as a condition of receiving the information. Nothing contained in this Agreement shall preclude the Executive from cooperating fully with any governmental investigation.

b.	Non-Disclosure of Confidential Information and Trade Secrets. The Executive acknowledges that as an employee and executive of American Water the Executive had access to and was entrusted with the Company’s confidential and proprietary business information and trade secrets. At all times prior to, during, and following the Executive’s separation from employment with American Water, the Executive represents that the Executive has maintained and agrees that the Executive will continue to maintain such information in strict confidence and has not disclosed, used, transferred or sold and will not disclose, use, transfer or sell (directly or indirectly) such information to any third party (except as may be required by law or legal process) so long as such information or proprietary data remains confidential and has not been properly and lawfully disclosed or is not otherwise in the public domain.

c.	Definition of “Confidential and Proprietary Business Information and Trade Secrets”. For purposes of this Agreement, “confidential and proprietary business information and trade secrets” includes, but is not limited to, all information about markets, key personnel, operational methods, proprietary intellectual property, real property, plans for future developments, projects in the pipeline, bid information, manuals, books, training materials, forms and procedures, policies, customer or prospective customer lists, customer related data, marketing plans and strategies, financial information, documents relating to any of the foregoing, and other written and oral materials (whether computerized or on hard copy) which are related to the business of the Company and the confidentiality of which the Company attempts to maintain with reasonable efforts and which the Company has not released to the general public.

13.	Agreement Not to Solicit or Compete.

a.	For a period of twenty-four (24) months after the Retirement From Employment Date, the Executive will not directly or indirectly:

i.	Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held

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company) that is competitive with the Company’s business. A business or enterprise shall be deemed competitive if, at the time of of the Executive’s Retirement from Employment Date, it shall operate and have a majority stake in water or wastewater treatment facilities (by way of example, but not limitation, Aqua America, Inc., California Water and York Water Company).

ii.	Either alone or in association with others solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any employee or executive of the Company to leave the employ of the Company, or solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at the time of the separation or cessation of the Executive’s employment with the Company; provided that this clause shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six (6) months or longer at the time of such solicitation, hiring or employment.

b.	Extension of Restrictions. If the Executive violates the provisions of Section 13(a), the twenty-four (24) month period referred to in this Section 13(a) shall recommence and the Executive shall continue to be bound by the restrictions set forth in Section 13(a) until a period of twenty-four (24) months has expired without any violation of such provisions.

c.	Interpretation. If any restriction set forth in Section 13(a) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

d.	Equitable Remedies. The restrictions contained in this Section 13 are necessary for the protection of the business and good will of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section13 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 13 and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

14.

Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges

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prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Executive and to the Company at the addresses set forth below,

If to the Executive:

Ellen Wolf
2 Heathchris Ct.
Medford, NJ 08055
If to Company:

Office of General Counsel
American Water Works Service Company, Inc.
1025 Laurel Oak Road Voorhees, NJ 08043-3597

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

15.	Modification. This Agreement, offered to the Executive on February 12, 2013 and amended on February 28, 2013, March 19, 2013, and March 22, 2013, sets forth the entire understanding of the Company and the Executive as to the subject matter contained herein and can be modified only by a writing signed by both the Executive and a duly authorized agent of American Water.

16.	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Company and the Executive hereto with respect to acceleration of LTIP grants and other benefits described herein and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

17.	Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the Company and the Executive hereto.

18.	Interpretation of Agreement. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

19.	Choice of Law and Forum. This Agreement shall be governed by the substantive law of the state of New Jersey without regard to its conflict of law rules. The Company and the Executive consent to the exclusive jurisdiction of the courts of New Jersey to adjudicate any and all disputes arising between them and hereby waive any and all objections based on alleged lack of personal jurisdiction.

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The Company and the Executive have carefully read and understand all of the provisions of this Agreement. They enter into this Agreement freely, knowingly, and voluntarily. In entering into this Agreement, neither the Company nor the Executive is relying upon any representations or promises not expressly set forth in this Agreement. Intending to be legally bound to this Agreement, the Company’s representative and the Executive sign their names below.

IN WITNESS WHEREOF, the Parties hereunto have executed this Agreement as of the date set forth below.

AMERICAN WATER WORKS COMPANY, INC.

By:		By:

	Ellen Wolf		Jeffry Sterba
President and Chief Executive Officer

Date:	March 25, 2013	Date:	March 25, 2013

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EXHIBIT A

In consideration of the promises made in the AGREEMENT AND GENERAL RELEASE entered into between Ellen Wolf (the “Executive”) and American Water Works Company, Inc. (the “Company”), the Executive does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Releasees and the Company, its officers, directors, employees, agents, attorneys, predecessors, successors and assigns from all actions, suits, claims and demands in law or equity that the Executive ever had, now has, or hereafter may have, from the beginning of time to the date of this Agreement, whether known or unknown, suspected or unsuspected. This release includes but is not limited to all claims arising under Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the United States Constitution, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, Executive Orders 11246 and 11141, the Sarbanes-Oxley Act, the Worker Adjustment Protection Act of 1990, the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Polygraph Protection Act, the New Jersey Constitution, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, and any other federal, state or local law or ordinances, or any common law claim under tort, contract or any other theories now or hereafter recognized, as amended where applicable. This release also includes claims which the Executive may have for any type of damages cognizable under any of the laws referenced herein, including, but not limited to, any and all claims for compensatory damages, punitive damages, and attorneys’ fees and costs. The Executive shall not bring a lawsuit against any of the Releasees for any of the claims described above. Should any entity, agency, commission, or person file a charge, action, complaint or lawsuit against the Releasees based upon any of the above-released claims, the Executive agrees not to seek or accept any resulting relief whatsoever. The Executive also agrees that this release should be interpreted as broadly as possible to achieve the Executive’s intention to waive all Claims which the Executive may have against the Releasees. The Executive acknowledges that the benefits made available to the Executive have been explained to the Executive by the Company and are due consideration in exchange for release of claims listed in Section 7 of the Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall impact or otherwise affect the Executive’s rights under, and to enforce, this Agreement. The Executive is advised that the Executive has at least twenty-one (21) calendar days to consider this General Release, that the Executive is advised to consult with the Executive’s own attorney prior to signing this General Release and that the Executive may revoke the General Release within a period of seven (7) days after signing and the General Release shall not be effective or enforceable until the expiration of the seven (7) day revocation period.

March 25, 2013

Date	Ellen Wolf

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